Exhibit 10.1

For Immediate Release

Omagine, Inc. Appoints Alan M. Matus as Director

New York – August 28, 2015 - Omagine, Inc. [OTCQB: OMAG] today announced that Alan M. Matus has been appointed as an independent Director of Omagine, Inc. (“Omagine” or the “Company”) effective September 1, 2015. With Mr. Matus’ appointment, the majority of the Company’s Board of Directors now consists of non-executive independent outside directors.

Mr. Matus has five decades of residential, hospitality and commercial real estate development experience. He is a seasoned real estate industry executive and owner who has personally directed the development, planning, architectural design, financing, construction and marketing of many public and private developments both internationally and in the U.S. Mr. Matus graduated as a Chartered Accountant (a CPA equivalency) from the University of Witwatersrand, Johannesburg, South Africa.

Mr. Matus is an owner and operator of Acqualina Residences and Resort, a beachfront luxury resort just north of Miami, Florida which he developed and opened in 2006 (www.Acqualinaresort.com). Its Mediterranean villa décor offering ocean and Intracoastal views was designed with a distinct European feel. The resort, including the 20,000 square foot Acqualina Spa by global spa leaders ESPA, is a recipient of the coveted Forbes Travel Guide Five Star Award, the AAA Five Diamond Award and the Andrew Harper’s Reader’s Choice Award for Top 20 Beach and Family Resorts worldwide. In 2015 Acqualina Mansions, comprising 79 ultra-luxurious residences, was added to the resort and an additional 265 residences are currently being planned for the future.

Mr. Matus joined Williams Island as its President and Chief Executive Officer in the 1980’s to conceive, develop, build and manage this two billion dollar landmark residential and resort community on the Intracoastal Waterway in Aventura, Florida (http://www.williamsislandclub.com). This renowned 80-acre community has been heralded worldwide as a “world unto itself”. It is also known as the “Florida Riviera”. Mr. Matus currently resides in Williams Island and is active in professional industry organizations.

Omagine’s president, Frank J. Drohan, remarked: “Alan brings a highly diverse skill set to the Board and to our business with his development, ownership and operational expertise, finance experience and other relevant real estate development skills. He has international experience, great taste and a terrific design sense. Alan’s focus on customer amenities and experiences and his distinguished professional accomplishments in the real estate development business will greatly benefit our Company, its shareholders and our vision for the Omagine Project. I am greatly pleased that we were successful in recruiting someone of Alan’s stature and proven ability to our Board and we look forward to his contributions to our continued success.”

About Omagine, Inc.

Omagine, Inc. is a publicly traded U.S. company (Stock Symbol: OMAG). The Company is focused on real-estate, entertainment and hospitality opportunities in the Middle East and Northern Africa (the “MENA Region”) and on the design and development of unique tourism destinations that are thematically imbued with culturally aware, historically faithful, and scientifically accurate entertainment experiences. Governments in the MENA Region are highly focused on diversifying their economies to create employment opportunities for their citizens via the development of tourism destination projects. It is the Company’s opinion that this governmental strategic vision combined with the enormous financial resources in the MENA Region will continue to present superb development opportunities.

Investors or interested parties may visit Omagine’s website at www.omagine.com for more information about the Company or http://agoracom.com/ir/omagine which is the Company’s investor relations website.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts, may be deemed to be forward-looking statements and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date hereof.  Additional information on risks and other factors that may affect the business and financial results of Omagine, Inc. can be found in the “SEC Filings” of Omagine, Inc. with the United States Securities and Exchange Commission (“SEC”). Investors are urged to review the Company’s SEC Filings.

Contact:

Omagine, Inc.

Corporate Inquiries

Charles P. Kuczynski, Vice-President

Telephone: +1-212-563-4141 -- Ext. 208

Email: charles.kuczynski@omagine.com